As filed with the Securities and Exchange Commission on August 1, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Uniti Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	88-2262564
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2101 Riverfront Drive, Suite A Little Rock, Arkansas	72202
(Address of Principal Executive Offices)	(Zip Code)

Uniti Group Inc. 2025 Equity Incentive Plan
Uniti Group Inc. 2025 Employee Stock Purchase Plan
Uniti Group Inc. 2015 Equity Incentive Plan
(Full title of the plan)

Daniel L. Heard
Uniti Group Inc.
Senior Executive Vice President, General Counsel & Secretary
2101 Riverfront Drive, Suite A
Little Rock, Arkansas 72202
(Name and address of agent for service)

(501) 850-0820
(Telephone number, including area code, of agent for service)

Copies of all correspondence to:

Jennifer Conway, Esq.
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed for the purpose of registering (i) 6,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”), of Uniti Group Inc. (f/k/a Windstream Parent, Inc.), a Delaware corporation (the “Company” or the “Registrant”), to be available for issuance pursuant to the Uniti Group Inc. 2025 Equity Incentive Plan, (ii) 1,000,000 shares of Common Stock to be available for issuance under the Uniti Group Inc. 2025 Employee Stock Purchase Plan and (iii) 8,238,383 shares of Common Stock in respect of Old Uniti Replacement Awards pursuant to the Old Uniti Plan (each as defined below).

Old Uniti Replacement Awards

In accordance with the terms of the Agreement and Plan of Merger, dated as of May 3, 2024, by and between Uniti Group LLC, a Delaware limited liability company (f/k/a Uniti Group Inc.) (“Old Uniti”) and New Windstream, LLC, a Delaware limited liability company (as successor to Windstream Holdings II, LLC), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 17, 2024 (the “Merger Agreement”), at the effective time (the “Effective Time”) of the transactions contemplated by the Merger Agreement (the “Merger”):

•	each Old Uniti performance stock unit award (each, an “Old Uniti PSU Award”) granted under Old Uniti’s 2015 Equity Incentive Plan (the “Old Uniti Plan”) that was outstanding immediately prior to the Effective Time was converted into an award with respect to a number of shares of Common Stock (rounded up or down to the nearest whole share) equal to the product of (i) the target number of shares of Old Uniti common stock, $0.0001 par value per share (“Old Uniti Common Stock”), subject to such Old Uniti PSU Award and (ii) the Exchange Ratio (as defined in the Merger Agreement) (each, an “Old Uniti Replacement PSU Award”); and

•	each award of restricted shares of Old Uniti Common Stock (each, an “Old Uniti Restricted Stock Award”) granted under the Old Uniti Plan that was outstanding immediately prior to the Effective Time was converted into an award with respect to a number of shares of Common Stock (rounded up or down to the nearest whole share) equal to the product of (i) the number of shares of Old Uniti Common Stock subject to such Old Uniti Restricted Stock Award and (ii) the Exchange Ratio (together with Old Uniti Replacement PSU Awards, “Old Uniti Replacement Awards”).

Following the consummation of the Merger, Old Uniti converted to a Delaware limited liability company named Uniti Group LLC.

Pursuant to an exception under Rule 5635(c) of the NASDAQ Market Rules and Regulations, awards that are granted under a pre-existing shareholder approved plan of an issuer that is acquired in an acquisition or merger may be converted, replaced or adjusted in connection with such transaction without approval of shareholders of the listed acquiring company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by either Old Uniti (of which the Company is the successor) or the Company with the Commission are incorporated herein by reference:

(a)	Old Uniti’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 21, 2025, as amended by a Form 10-K/A filed with the Commission on March 7, 2025 (collectively, the “Annual Report”);

(b)	All other reports filed by the Company or Old Uniti pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report; and

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Form S-4/A, filed with the Commission on February 7, 2025, including any amendments or reports filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act at any time prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article 8 of the Registrant’s certificate of incorporation and Article 6 of the Registrant’s bylaws provide for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. The Registrant also intends to enter into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a director for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) for an officer in any action by or in the right of the corporation. The Registrant’s certificate of incorporation provides for such limitation of liability.

The Registrant intends to maintain standard policies of insurance under which coverage will be provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits furnished as a part of this registration statement are listed below:

Number	Exhibit

4.1	Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, filed with the Commission on August 1, 2025)

4.2	Second Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K, filed with the Commission on August 1, 2025)

5*	Opinion of Davis Polk & Wardwell LLP

23.1*	Consent of Davis Polk & Wardwell LLP (contained in its opinion filed as Exhibit 5)

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.3*	Consent of KPMG LLP, independent registered public accounting firm

24*	Power of Attorney

99.1*	Uniti Group Inc. 2025 Equity Incentive Plan

99.2*	Uniti Group Inc. 2025 Employee Stock Purchase Plan

99.3*	Uniti Group Inc. 2015 Equity Incentive Plan

107*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on August 1, 2025.

UNITI GROUP INC.

By:	/s/ Daniel L. Heard
Name:	Daniel L. Heard
Title:	Senior Executive Vice President, General Counsel & Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kenneth A. Gunderman	President, Chief Executive Officer and Director (Principal Executive Officer)	August 1, 2025
Kenneth A. Gunderman

/s/ Paul E. Bullington	Senior Executive Vice President, Chief Financial Officer & Treasurer (Principal Financial Officer)	August 1, 2025
Paul E. Bullington

/s/ Travis T. Black	Senior Vice President & Chief Accounting Officer (Principal Accounting Officer)	August 1, 2025
Travis T. Black

/s/ Francis X. Frantz	Director	August 1, 2025
Francis X. Frantz

/s/ Harold Zeitz	Director	August 1, 2025
Harold Zeitz

/s/ Scott G. Bruce	Director	August 1, 2025
Scott G. Bruce

/s/ Carmen Perez-Carlton	Director	August 1, 2025
Carmen Perez-Carlton

/s/ Paul Sunu	Director	August 1, 2025
Paul Sunu

/s/ Joe Natale	Director	August 1, 2025
Joe Natale

/s/ Mary McLaughlin	Director	August 1, 2025
Mary McLaughlin

/s/ Randy Dunbar	Director	August 1, 2025
Randy Dunbar

Exhibit 24

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Daniel L. Heard and Paul E. Bullington and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Signature	Title	Date

/s/ Kenneth A. Gunderman	President, Chief Executive Officer and Director (Principal Executive Officer)	August 1, 2025
Kenneth A. Gunderman

/s/ Paul E. Bullington	Senior Executive Vice President, Chief Financial Officer & Treasurer (Principal Financial Officer)	August 1, 2025
Paul E. Bullington

/s/ Travis T. Black	Senior Vice President & Chief Accounting Officer (Principal Accounting Officer)	August 1, 2025
Travis T. Black

/s/ Francis X. Frantz	Director	August 1, 2025
Francis X. Frantz

/s/ Harold Zeitz	Director	August 1, 2025
Harold Zeitz

/s/ Scott G. Bruce	Director	August 1, 2025
Scott G. Bruce

/s/ Carmen Perez-Carlton	Director	August 1, 2025
Carmen Perez-Carlton

/s/ Paul Sunu	Director	August 1, 2025
Paul Sunu

/s/ Joe Natale	Director	August 1, 2025
Joe Natale

/s/ Mary McLaughlin	Director	August 1, 2025
Mary McLaughlin

/s/ Randy Dunbar	Director	August 1, 2025
Randy Dunbar